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TRANSITION TO INTERNAL MANAGEMENT AGREEMENT

This TRANSITION TO INTERNAL MANAGEMENT AGREEMENT is made and entered into on this 10th day of February, 2013 (this “Agreement”) by and among, Sentio Healthcare Properties, Inc., a corporation organized under the laws of the State of Maryland (the “Company”), Sentio Healthcare Properties OP, L.P., a Delaware limited partnership (the “Partnership,” and together with the Company, the “Company Parties”), Sentinel RE Investment Holdings LP, a Delaware limited partnership (the “Investor”), and Sentio Investments, LLC, a Florida limited liability company (the “Advisor”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Securities Purchase Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Advisor are party to that certain Advisory Agreement, dated as of January 1, 2013 (the “Advisory Agreement”) pursuant to which the day-to-day business and affairs of the Company are managed by the Advisor.

WHEREAS, The Company Parties and the Investor are party to that certain Securities Purchase Agreement of even date herewith (the “Securities Purchase Agreement”), pursuant to which the Company may issue and sell to the Investor the Series A Preferred Shares and/or the Series C Preferred Shares, and the Partnership may issue and sell to the Investor the Series B Convertible Preferred Units;

WHEREAS, a condition to the obligations of the Company Parties and the Investor under the Securities Purchase Agreement is the execution and delivery of this Agreement, which will amend certain provisions of the Advisory Agreement and sets forth the terms for the transition to an internal management structure for the Company;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.          Renewal of Advisory Agreement. Subject to compliance with the requirements of Section 8.2 of the Charter and Section 14 of the Advisory Agreement, the Company and the Advisor will renew the Advisory Agreement upon the expiration of its current term on December 31, 2013, as follows: (a) for a one-year term commencing January 1, 2014 and ending December 31, 2014 (the “First Renewal Term”), and (b) for a subsequent term commencing January 1, 2015 and ending on the second anniversary of the effective date of the Securities Purchase Agreement (the “SPA Effective Date”) (the “Second Renewal Term”).

2.          Restriction on Amendment or Termination of the Advisory Agreement. Without the prior written consent of each of the Company Parties, the Advisor and the Investor, excepting any amendments or modifications specifically contemplated by this Agreement, no material amendments or modifications will be made to the provisions of the Advisory Agreement either (a) during its currently effective term, (b) in connection with its renewal for the First Renewal Term or the Second Renewal Term, or (c) in the event that the Internalization Date is delayed in accordance with Section 5(d) hereof, in connection with any renewal of the Advisory Agreement for any period subsequent to the Second Renewal Term. Neither the Company nor the Advisor will exercise its rights to terminate the Advisory Agreement pursuant to Section 15 thereof without the prior written consent of the Investor; provided, however, that Advisor may terminate this Agreement without Investor’s consent in the event of a material breach by the Company hereunder or under the Advisory Agreement or by the Investor under any of the Securities Purchase Agreement, the Investor Rights Agreement or the Partnership Agreement, which is not cured within 30 days. Investor shall have the right to cause the Company to use reasonable best efforts to cure the breach within such 30 day period.

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3.           Amendments to the Advisory Agreement. Effective upon the receipt by the Company of the consent set forth on Schedule A hereto, the Advisory Agreement will be amended as follows:

a.           The following definitions are hereby added to, or amended and restated in their entirety in, Section 1 of the Advisory Agreement:

“Determination Date” means the third anniversary of the SPA Effective Date, unless the Agreement is renewed for a term or terms commencing on or after the second anniversary of the SPA Effective Date, in which case the Determination Date means the date that is one year following the end of the final renewal term.

“Internalization” has the meaning ascribed to it in the Transition to Internal Management Agreement.

“Legacy Common Shares” means the number of shares of Common Stock outstanding as of the SPA Effective Date.

“Market Value” means the market value of each outstanding share of Common Stock, measured by taking the average closing price or average of bid and asked price, as the case may be, during the consecutive 30-day period immediately prior to the Determination Date.

“Net Asset Value” means the aggregate net asset value of the Company, as determined in good faith by the Board or an authorized committee thereof, attributable to the outstanding Common Stock. In the case of a termination of the Advisory Agreement in which a Subordinated Performance Fee Due Upon Termination will be payable, Net Asset Value will be determined based upon the Appraised Value of the Company’s Properties at the Termination Date, less amounts of all indebtedness secured by the Company’s Properties, plus the net asset value of all other Loans and Permitted Investments of the Company, net of any appropriate adjustments for joint ventures, minority interests or non-controlling stockholder interests.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement dated February 8, 2013 by and among the Company, Sentio Healthcare OP, L.P., and Sentinel RE Investment Holdings LP

“SPA Effective Date” means the Effective Date as such term is defined in the Securities Purchase Agreement.

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“Stockholders’ 7% Return” means, as of any date, an aggregate amount equal to a 7% cumulative, non-compounded, annual return on Invested Capital (calculated like simple interest on a daily basis based on a three hundred sixty-five day year). For the purpose of determining whether the return threshold has been met, any stock dividend shall not be included, and Distributions paid on shares of Common Stock redeemed by the Company (and thus not included in the determination of Invested Capital), shall not be included.

“Subordinated Internalization Cash Amount” means a dollar amount equal to:

(a) If the Common Stock is Listed, 10% of the excess of (A) over (B) where (A) is equal to the sum of (i) the product of the Legacy Common Shares times the Market Value of a share of Common Stock on the Determination Date, plus (ii) the total amount of dividends or distributions paid on the Legacy Common Shares from date from inception of the Company’s initial public offering through the Determination Date; and (B) is the sum of (x) the total Invested Capital for the Legacy Common Shares and (y) the amount required to pay the Stockholders’ 7% Return from inception of the Company’s initial public offering through the Determination Date on the Legacy Common Shares; or

(b) If the Common Stock is not Listed, 10% of the excess of (A) over (B) where (A) is equal to the sum of (i) the Legacy Common Shares times the per share Net Asset Value on the Determination Date, plus (ii) the total amount of dividends or distributions paid on the Legacy Common Shares from date from inception of the Company’s initial public offering through the Determination Date; and (B) is the sum of (x) the total Invested Capital for the Legacy Common Shares and (y) the amount required to pay the Stockholders 7% Return from inception of the Company’s initial public offering through the Determination Date on the Legacy Common Shares.

“Subordinated Internalization Promote” has the meaning set forth in Section 8(g).

“Subordinated Sales and Financings Promote” has the meaning set forth in Section 8(f).

“Subordinated Share of Cash from Sales and Financings” means a dollar amount equal to:

10% of the excess of (A) over (B) where (A) is equal to the sum of (i) the Legacy Common Shares times the per share cash distributions to the holders of Legacy Common Shares in respect of Cash from Sales and Financings, plus (ii) the total amount of previous dividends or distributions paid on the Legacy Common Shares since the date of the Company’s initial public offering; and (B) is the sum of (x) the total Invested Capital for the Legacy Common Shares and (y) the amount required to pay the Stockholders 7% Return from inception of the Company’s initial public offering through the date of the closing of the applicable Sale or financing on the Legacy Common Shares.

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“Transition to Internal Management Agreement” means that certain agreement dated February 8, 2013 by and among the Company, Sentio Healthcare OP, L.P., Sentinel RE Investment Holdings LP and the Advisor

b.           The following definitions are hereby deleted from Section 1 of the Advisory Agreement:

“Subordinated Incentive Listing Fee”

“Subordinated Share of Cash Flows”

c.           Sections 8(f), 8(g) and 8(h) of the Advisory Agreement are hereby amended and restated as follows:

8. Fees.

…

(f) Subordinated Sales and Financings Promote. A Subordinated Sales and Financings Promote shall be payable to the Advisor upon a distribution to holders of Legacy Common Shares resulting from Sales and Financings and will be determined and paid as follows:

(i)           the Subordinated Sales and Financings Promote will be an amount of shares of Common Stock equal to a fraction:

(A) the numerator of which is the Subordinated Share of Cash from Sales and Financings; and

(B)         the denominator of which is the Net Asset Value per share of Common Stock as of the closing of the applicable Sale or financing.

(ii) The Subordinated Sales and Financings Promote will be reduced by the amount of any Subordinated Sales and Financings Promote previously earned by the Advisor.

(iii) Following the Determination Date, no Subordinated Sales and Financings Promote will be earned by the Advisor.

(iv)         If a Subordinated Sales and Financings Promote is payable to the Advisor, the Advisor shall submit an invoice to the Company, accompanied by a computation of the total amount of the Subordinated Sales and Financings Promote for the applicable period. Generally, the Subordinated Sales and Financings Promote payable to the Advisor shall be paid within 30 days of the closing of the applicable Sale or financing. If the Subordinated Sales and Financings Promote is payable as the result of a sale of all or substantially all of the assets of the company, then such amount will be paid in cash.

(g) Subordinated Internalization Promote. Upon a termination of the Agreement upon consummation of an Internalization, the Advisor will be entitled to a Subordinated Internalization Promote determined and paid on the Determination Date as follows:

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(i)       the Subordinated Internalization Promote will be an amount consisting of (A) a cash payment equal to 40% of the Subordinated Internalization Cash Amount and (B) an amount of shares of Common Stock equal to a fraction:

   (x)        the numerator of which is 60% of the Subordinated Internalization Cash Amount; and

   (y)         the denominator of which is the Market Value per share of Common Stock (if the Common Stock is Listed) or the Net Asset Value per share of Common Stock as of the Determination Date (if the Common Stock is not Listed).

(ii)      The Subordinated Internalization Promote will be reduced by the amount of any Subordinated Sales and Financings Promote earned by the Advisor.

(h) Subordinated Performance Fee Due Upon Termination. If (1) the Company terminates this Agreement prior to an Internalization for any reason other than a material breach hereof by the Advisor, (2) the Agreement is not renewed (other than in connection with an Internalization) because the Company is unwilling to renew this Agreement on substantially similar terms, or (3) the Advisor terminates the Agreement prior to an Internalization because of a material breach hereof by the Company, then, the Company shall pay the Subordinated Performance Fee Due Upon Termination, payable in the form of a promissory note (the “Performance Fee Note”) bearing simple interest at a rate of 5% per annum, in a principal amount equal to 10% the amount, if any, by which

(i) the sum of (A) the product of the Legacy Common Shares times the per share Net Asset Value at the Termination Date and (B) total Distributions (excluding any stock dividend and Distributions paid on shares of Common Stock redeemed by the Company pursuant to a plan for repurchase of the Company’s Common Stock) paid on the Legacy Common Shares through the Termination Date, exceeds

(ii) the sum of (A) Invested Capital for the Legacy Common Shares and (B) total Distributions required to be made to the Legacy Common Shares in order to pay the Stockholders’ 7% Return on the Legacy Common Shares from inception through the Termination Date, less any prior payment to the Advisor of a Subordinated Sales and Financings Promote.

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The Company shall repay the Performance Fee Note at such time as the Company completes the first Sale of a Property owned as of the Termination Date using Cash from Sales in an amount equal to the net cash proceeds resulting from the sale of such Property. If such amount is insufficient to pay the Performance Fee Note in full, then the Performance Fee Note shall be paid in part from the Cash from Sales from the first Sale of a Property owned as of the Termination Date, and in part from the Cash from Sales from each successive Sale of Properties owned as of the Termination Date in an amount equal to the net cash proceeds resulting from the sale of such Properties until the Performance Fee Note is repaid in full. If the Performance Fee Note has not been paid in full within five years from the Termination Date, then the holder of the Performance Fee Note, its successors or assigns, may elect to convert the balance of the Performance Fee Note into Common Stock at a price per share equal to the average closing price of the shares of Common Stock over the ten trading days immediately preceding the date of such election if the Common Stock is Listed at such time. If the Common Stock is not Listed at such time, the holder of the Performance Fee Note, its successors or assigns, may elect to convert the balance of the fee into shares of Common Stock at a price per share equal to the fair market value for such Shares as determined by the Board of Directors based upon the Appraised Value of Company’s Properties, Loans, and other Permitted Investments, net of any debt thereon, and net of any appropriate adjustments for joint ventures, minority interests or non-controlling stockholder interests, on the date of election.

d.            The last sentence in Section 15 of the Advisory Agreement is hereby amended and restated as follows:

The provisions of this sentence and Sections 1, 6, 7, 8(f), 8(g), 8(h), 9(c), 12, 15, 16, and 18 through 30 survive termination or expiration of this Agreement.

e.            Section 16(a) of the Advisory Agreement is hereby amended and restated as follows:

16. Payments to and Duties of Advisor upon Termination. Payments to the Advisor pursuant to this Section 16 shall be subject to the 2%/25% Guidelines to the extent applicable.

(a) After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company the following:

(i) within 30 days after the effective date of such termination all unpaid fees payable to the Advisor prior to termination of this Agreement; and

(ii) If such termination was in connection with an Internalization, the Subordinated Sales and Financings Promote if earned prior to the Determination Date, or upon the Determination Date the Subordinated Internalization Promote.

(iii) If such termination was prior to an Internalization for any of the reasons set forth in Section 8(h), the Subordinated Performance Fee Due Upon Termination.

f.            Except as expressly amended and restated as set forth herein, the terms of the Advisory Agreement remain in effect.

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4.           Cap on Fee Amounts Payable to the Advisor.

a.               Notwithstanding any provision to the contrary in the Advisory Agreement, the aggregate amount of fees payable to the Advisor pursuant to Sections 8(a), 8(b), 8(c), 8(d) and 8(e) of Advisory Agreement following the SPA Effective Date (whether incurred during the current term, the First Renewal Term or the Second Renewal Term) will be limited in the aggregate as follows:

i.            During the period from the SPA Effective Date to (but not including) the first anniversary of the SPA Effective Date, a maximum of $3,200,000 plus the Initial Excess Fee Amount. The “Initial Excess Fee Amount” is $3,200,000.

ii.         During the period from the first anniversary of the SPA Effective Date to (but not including) the end of the Second Renewal Term, a maximum of $3,200,000 plus any remaining portion of the Initial Excess Fee Amount not already paid to the Advisor pursuant to Section 4(a)(i) hereof.

iii.         For avoidance of doubt, the maximum amount of fees payable to the Advisor pursuant to Sections 8(a), 8(b), 8(c), 8(d) and 8(e) of the Advisory Agreement for the period following the SPA Effective Date through the end of the Second Renewal Term, as limited by Sections 4(a)(i) and 4(a)(ii) hereof, will be $9,600,000 (such amount, the “Maximum Fee Amount”).

b.               In the event that the Company and the Advisor renew the Advisory Agreement for a Third Renewal Term or a Fourth Renewal Term in accordance with Section 5(d)(iii) hereof, then notwithstanding any provision to the contrary in the Advisory Agreement, the aggregate amount of fees payable to the Advisor pursuant to Sections 8(a), 8(b), 8(c), 8(d) and 8(e) of Advisory Agreement will be limited in the aggregate as follows:

i.            During the Third Renewal Term, a maximum of $3,200,000 plus the Extension Excess Fee Amount, provided however, that if the Third Renewal Term terminates due to the Company obtaining the Advisory Consent, the maximum amount of the fees payable during the Third Renewal Period will be prorated by multiplying (A) $4,800,000 by (B) a fraction, the denominator of which is 365 calendar days and the numerator of which is the number of days elapsed in the Third Renewal Term through and including the date of such termination. The “Extension Excess Fee Amount” is $3,200,000.

ii.         During the Fourth Renewal Term, a maximum of $3,200,000 plus any remaining portion of the Extension Excess Fee Amount not already paid to the Advisor pursuant to Section 4(b)(i) hereof (the “Fourth Renewal Term Maximum Amount”), provided however, that if the Fourth Renewal Term terminates due to the Company obtaining the Advisory Consent, the maximum amount of the fees payable during the Fourth Renewal Period will be prorated by multiplying (A) the lesser of (x) the Fourth Renewal Term Maximum Fee and (y) $4,800,000 by (B) a fraction, the denominator of which is 365 calendar days and the numerator of which is the number of days elapsed in the Fourth Renewal Term through and including the date of such termination.

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iii.         For avoidance of doubt, the maximum amount of fees payable to the Advisor pursuant to Sections 8(a), 8(b), 8(c), 8(d) and 8(e) of the Advisory Agreement for the Third Renewal Term and the Fourth Renewal Term, as limited by Sections 4(b)(i) and 4(b)(ii) hereof, will be (such amount the “Maximum Extension Fee Amount”) (x) if terminated during or at the end of the Third Renewal Term, $6,400,000, as limited (including by proration) pursuant to Section 4(b)(i) and (y) if terminated during or at the end of the Fourth Renewal Term, $9,600,000, as limited (including by proration) pursuant to Sections 4(b)(i) and 4(b)(ii).

5.           Internalization.

a.            The current intent of the Company Parties, the Advisor and the Investor is to cause the Company to transition to an internal management structure upon the completion of the Second Renewal Term. The parties hereto agree to use their reasonable best efforts to negotiate the terms of such transition during the six month period following the SPA Effective Date.

b.            Subject to Section 5(d) hereof, effective upon the first day after the end of the Second Renewal Term (the “Internalization Date”), the Company will effect the acquisition of all of the Advisor’s assets that are reasonably necessary for the management and operation of the Company’s business (such acquisition, an “Internalization”), including, but not limited to, the assignment or other transfer to the Company of all of the Advisor’s rights, title and interest in any contracts with third parties that are reasonably necessary for the operation of the Company’s business (the “Contracts”).

c.            The consideration payable to the Advisor in connection with the Internalization (excluding subordinated performance fee amounts, if any, earned by the Advisor in accordance with Section 3 hereof) will be as follows: (i) if the Internalization Date is not delayed pursuant to Section 5(d)(iii) hereof, the remaining portion of the Maximum Fee Amount not previously paid to the Advisor as of the Internalization Date, or (ii) if the Internalization Date is delayed pursuant to Section 5(d)(iii) hereof, the remaining portion of the Maximum Fee Amount and the Maximum Extension Fee Amount not previously paid to the Advisor as of the Internalization Date.

d.           Notwithstanding Section 5(a) hereof, the Internalization Date may be delayed as follows:

i.           If the Company Parties, the Investor and the Advisor agree in writing in advance of such date to delay the Internalization Date, in which case the Internalization Date will be the date agreed upon by the Company Parties, the Investor and the Advisor;

ii.         If the Company has not completed the employee transition in accordance with the provisions of Section 6 hereof, or has not secured the consents to assignment of the Contracts in accordance with the provisions of Section 7 hereof, in which case the Internalization Date will be the first date upon which all such conditions have been satisfied; or

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iii.         If the Company is unable to obtain the Advisory Consent or any other material third party consents required to consummate the Internalization before the end of the Second Renewal Term, then subject to compliance with the requirements of Section 8.2 of the Charter and Sections 14 and 15 of the Advisory Agreement, the Company and the Advisor will renew the Advisory Agreement for up to two subsequent terms, each to commence on the first day after the end of the immediately preceding term (provided the Company has not by that time obtained the Advisory Consent) and to end on the sooner of (A) the first anniversary of commencement of the term, and (B) the date the Company obtains the Advisory Consent (such terms, the “Third Renewal Term” and “Fourth Renewal Term”). If the Company obtains the Advisory Consent during the Third Renewal Term or the Fourth Renewal Term, the Internalization Date will be the first date after the Company obtains the Advisory Consent.

6.           Employee Transition.

a.           On or prior to the Internalization Date, the Advisor will facilitate and support the Company’s efforts to hire the employees of the Advisor who, as of the date hereof, work at the Advisor’s Orlando, Florida offices (the “Targeted Personnel”), with the Company thereupon assuming all obligations and liabilities for such personnel arising on or after the hire date; provided, however that the Company will not hire any of the Targeted Personnel without the prior written consent of the Investor.

b.           In addition to the requirements set forth in Section 6(a) hereof, the hiring of any of the Targeted Personnel identified on Schedule B hereto (“Key Persons”), will be conditioned upon the execution of an employment agreement between the Company and such Key Person. Any such employment agreement must be reviewed and approved in advance by the compensation committee of the Company and must be made on market terms for persons holding similar positions at similarly situated peer companies as determined by the compensation committee following the compensation committee’s engagement of a qualified third-party compensation consultant for the specific purpose of preparing a peer group compensation study designed to assist the compensation committee in such an analysis.

c.           The Advisor hereby releases the Company, together with its officers, directors and agents and the Targeted Personnel from all claims arising from the Company’s efforts to hire the Targeted Personnel. If the Company’s employment of any Targeted Personnel is adversely affected by any restrictive provision in any agreement benefiting the Advisor or any of its Affiliates, then the Advisor, on behalf of itself or any such Affiliates, hereby releases such Targeted Personnel from such restrictive provisions to the extent to their employment by the Company (provided, however, that this release of restrictive provisions is not intended to accelerate the vesting of any employee compensation awards that would not otherwise vest in accordance with their terms or to affect their confidentiality obligations with respect to information unrelated to the Company).

d.           The Company will use its commercially reasonable efforts to complete the employee transition as set forth in this Section 6 no later than the Internalization Date unless otherwise agreed by the Company Parties, the Advisor and the Investor pursuant to Section 5(d)(i) hereof.

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7.           Required Counterparty Consents. The parties hereto acknowledge that some of the Contracts may not be assigned without the consent of the counterparties thereto. The Company agrees to take all commercially reasonable actions that are necessary to secure on or before the Internalization Date consent to assignment of such Contracts such that the Advisor and its Affiliates have no further obligation or liabilities to the relevant counterparties in connection therewith including, without limitation, assumption fees and counterparty expenses in connection with such assignment for which Advisor is liable. The Advisor agrees to reasonably cooperate with the Company in connection with the foregoing efforts.

8.           Board Matters.

a.           In the event of an Excess Amount (as defined in the Advisory Agreement) prior to the termination of the Advisory Agreement, the Independent Directors hereby finds the portion of such Excess Amount attributable to amounts payable under this Agreement to be justified based on unusual and non-recurring factors they deem sufficient, including but not limited to the Company’s transition to internal management.

b.           The Company hereby represents that a majority of the Board (including a majority of the Independent Directors) have approved this Agreement as fair and reasonable to the Company and on terms and conditions not less favorable to the Company than those available from unaffiliated third parties.

9.           Miscellaneous.

a.           Entire Agreement. This Agreement, the Securities Purchase Agreement and the other Related Documents supersede all prior agreements and understanding (oral or written) between the parties with respect to the subject matter thereof and constitute a complete and exclusive statement of the terms of the agreement between the parties with respect to the subject matter thereof.

b.           Governing Law. This Agreement will be governed by the laws of the State of New York. The Advisory Agreement, which is amended hereby, is governed by the laws of the State of Florida.

c.           Construction. The parties have participated jointly in the drafting of this Agreement, and each party was represented by counsel in the negotiation of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

d.           Severability. If any provision of this Agreement is held to be unenforceable, then that provision is to be construed either by modifying it to the minimum extent necessary to make it enforceable (if permitted by law) or disregarding it (if not). If an unenforceable provision is modified or disregarded in accordance herewith, the rest of the applicable agreement is to remain in effect as written, and the unenforceable provision is to remain as written in any circumstances other than those in which the provision is held to be unenforceable.

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e.           Assignment. No party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other parties.

f.            Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Original signatures hereto may be delivered by facsimile which shall be deemed originals.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

THE COMPANY

Sentio Healthcare Properties, Inc.

By:	/s/ John Mark Ramsey
Name: John Mark Ramsey
Title: President and Chief Executive Officer

THE PARTNERSHIP

Sentio Healthcare Properties OP, L.P.

By: Sentio Healthcare Properties, Inc.,
its general partner

By:	/s/ John Mark Ramsey
Name: John Mark Ramsey
Title: President and Chief Executive Officer

THE INVESTOR

Sentinel RE Investment Holdings LP

By:	/s/ Billy Butcher
Name: Billy Butcher
Title: Vice President

THE ADVISOR

Sentio Investments, LLC

By:	/s/ John Mark Ramsey
Name: John Mark Ramsey
Title: Chief Executive Officer